Exhibit 10.29

Contract on Publicity, Promotion and Operation Services

Contract Number: ZBT-GYKJ-YY-002

Place of signing: Chaoyang District, Beijing.

Party A: Shanghai Jupiter Creative Design Co., Ltd.

Address: Room 705, Building 22, No.785 Hutai Road, ZhabeiDistrict, Shanghai

Contact person: Qu Xiaodan

E-mail: Xiaodan.qu@gaea.com

Party B: Shenzhen Gaea Technology Corporation

Address: 14087, 14/F, Main Tower of Shipping Center, No.59 Linhai Avenue, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen.

Contact person: Yan Qiaosha

E-mail: shirley.yan@gaea.com

Party A and Party B, based on the principles of equality, good faith and mutual benefit, and in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, reach the following agreement through friendly consultation regarding Party A’s entrusting Party B for publicity, promotion and operation services.

I.	Definition

1.     “Game” refers to iOS version, Android version and other mobile data terminal versions of the mobile game Aotu World, including its historical version, its renamed mobile game software products and subsequent updated versions.

2.     “Authorized Territory” refers to the area where Party A authorizes Party B to promote, distribute and operate various versions of the Game, and for the purpose of this Contract it refers to Chinese mainland (excluding Hong Kong, Macau and Taiwan).

3.     “Authorized Content” refers to the collective content of any documents, data, materials and logos that Party A provides to Party B for cooperation under this Contract and authorizes Party B to use according to the terms and conditions stipulated in this Contract, including the Game.

4.     “Domain Name” refers to the hierarchical structured character identifier recognized and located by Internet computer used by Party A for the operation of the localized Game. For the avoidance of doubt, both Parties hereby confirm that the “Domain Name” hereunder includes the top-level domain name and the second-level domain name of which application for registration has been made with domain registration agencies in the Authorized Territory and/or international domain registration agencies (including CNNIC).

5.     “Localized Game Website” refers to the website dedicated to the localized Game opened by Party A in the Authorized Territory for the operation of the localized Game.

6.     “Operating Platforms” refer to the following operating platforms in the Authorized Territory that can release the localized Game (the third parties that provide these Operating Platforms are collectively referred to as “Channel Providers”):

1/20

1)     Apple App Store operated by Apple Inc. (hereinafter referred to as “iOS Channel”);

2)     Android store platforms other than Taptap platform, and download websites based on Android devices (including but not limited to Google Play, ONE store, Huawei, Xiaomi, ViVO and OPPO; hereinafter referred to as “Android Channel”);

3)     The Operating Platform operated by Party B or its affiliates for distributing the Game, including but not limited to the websites or platforms set up by Party B for downloading the Game (hereinafter referred to as “Party B Channel”);

4)     Platforms and websites that publish game advertisements as the main means to attract users to download iOS APP and Android APP (hereinafter referred to as “User Purchase Channel”);

5)     Other Operating Platforms that support iOS APP and Android APP.

7.     “Operation” or “Game Operation” refers to the acts of operating, distributing, selling, marketing, promoting the localized Game and providing corresponding game services in the Authorized Territory, including: (1) the setup of game servers and the operation, management and maintenance of the Game, so that end users can play the Game through information networks such as MSCBSC and the Internet; (2) providing end users with game-related customer service support, help and payment methods; (3) marketing, promotion, sales and sales promotion of the Game; (4) maintenance of the Game; (5) other activities stipulated herein.

8.     “Total Game Revenue” refers to the total revenue generated from the operation of the Game in mainland China, including but not limited to that from all consumption behaviors of end users in and/or for the Game (including but not limited to purchasing value-added services such as props, equipment and game coins, or activating the Game and purchasing game access). In this Contract, the total revenue of the Game shall be deducted of the expenses, refunds and bad debts arising from channel marketing (or discounts) as well as local taxes withheld by the platform.

9.     “Net Game Revenue” refers to the amount after Operating Expenses are deducted from the Total Game Revenue.

10.   “Operating Expenses” refer to the expenses deducted from the Total Game Revenue by the Channel Providers arising from game operation.

11.   “Testing” refers to the small-scale testing on game software version that has not yet been commercially operated. This version contains part or most of the software functions to meet the basic operation needs, and allows some external users to test through Channel Providers, so as to simulate the problems that may arise in normal operation services, including but not limited to software vulnerabilities, server pressure load and server stability.

12.   “Launch Operation” or “Commercial Operation” refers to the formal release of the official version of the localized Game for formal commercial operation through the Operating Platforms or the Localized Game Website, and providing paid services to users. Paid services include but are not limited to the forms of charging by time, membership system and selling props.

13.   “Update” refers to the supplementary improvement, enhancement, modification, addition, improvement or upgrade of the localized Game (including but not limited to fixing BUG, changing rules of level rewards, adding network message using system of the Game, adding software content and using mode).

2/20

The forms of Update include but are not limited to continuous update, major update and version update.

14.   “BUG” refers to the errors, defects and mistakes that affect users’ use of the product or service when the game software product runs according to the proper configuration requirements and the documents provided by Party B to the end users. BUG may be caused by defects and errors in program code or system design. However, this error does not include any defect and BUG directly or indirectly caused by external factors, including but not limited to attack by Tag-on Services and other factors not caused by the defects and BUG of the above software.

BUG can be divided into two types: major BUG and minor BUG, which are defined as follows:

1)     “Major BUG” refers to errors that seriously affect the stability of the server, such as interruption, termination or retracement of game service, interruption or termination of user support system, or errors that cause serious loss, error or lag of user data, or errors that seriously affect the security and balance of the Game;

2)     “Minor BUG” refers to all other errors that do not appear in the definition of “Major BUG” above.

15.   “Tag-on Service” refers to unauthorized access, compilation or modification to software code or other components of software, including but not limited to software database and other components. “Tag-on Service” includes, but is not limited to, any cheating, or any other behavior that may be analyzed as cheating, and the behavior of using computers to modify or simulate network software system components. Users can achieve better service experience by using Tag-on Service than normal Game, but “Tag-on Service” seriously affects the balance of the Game and harm the normal users’ game experience, and may directly affect the commercial benefits of the Game.

16.   “Retracement” refers to the state that the experience value and game currency accumulated by the user in a certain period of time are suddenly lost, and the relevant data are backed to the previous period.

17.   “Written Form” refers to the contracts, letters and data messages (including telegram, telex, fax, electronic data exchange and e-mail) and other forms that can tangibly express the contents contained therein.

18.   “Related Party” refers to an enterprise that controls or is controlled by a party, or is controlled by the same entity that controls a party. “Control” means holding, directly or indirectly, more than 50% of the equity interests, voting rights or other legal rights that can determine the major decisions of the entity; “Entity” includes, but is not limited to, corporations, partnerships and other legal entities. In the case of Party B, its related parties include, but are not limited to, Beijing Gaea Technology Corporation and Shanghai Yumere Network Technology Company Limited.

19.   “Party B’s Data” refers to the relevant personal information of users collected and processed by Party B in the course of game cooperative operation and service provision, which Party A has no right to access, process or request Party B to provide, including account identity information, cell phone number, name, ID number, device ID and operating system information of users without anonymization processing.

II.	Contents of Cooperation

1.	Party A entrusts Party B to provide publicity and promotion services for Party A’s game project “Aotu World” in mainland China, including purchasing designated media promotion and activity resources, signing orders/contracts with media on behalf of Party A, and performing specific advertising services, etc.

2.	Party A entrusts Party B to assist Party A in distributing the Game and operating the Game on the Operating Platforms and Localized Game Websites in mainland China;

3.	During the cooperation period, for specific services, Party A shall put forward clear requirements to Party B according to its own needs and define the cooperation contents of the service before the cooperation begins. Party A has the right to change the scope of cooperation according to the schedule changes of the project, the intention for cooperation and the cooperation between both Parties.

III.	Cooperation Period

Party A and Party B agree that the cooperation period of this Contract is from January 1, 2020 to December 31, 2024. Upon expiration, this Contract will be automatically terminated. If either Party needs to continue cooperation, it shall notify the other Party in Written Form one month before the expiration of this Contract, and both Parties will sign a separate written contract to renew this Contract through mutual agreement.

3/20

IV.	Payment

1.	Party A shall pay Party B the promotion service fee from time to time (“Party B’s Service Fee”; tax inclusive, tax rate: 6%) according to the performance of game revenue, and the specific calculation method is as follows:

Party B’s Service Fee = Net Game Revenue in the settlement period - Total Game Revenue in the settlement period *20%

2.	Settlement period and payment method of Party B’s Service Fee

During the cooperation period, both parties shall conduct settlement of B’s Service Fee from time to time. After Party B makes settlement requirements in Written Form, Party A shall, within fifteen (15) working days, provide Party B with a settlement letter containing the settlement data and amount of the corresponding settlement period, and such settlement letter shall reflect the Total Game Revenue and Net Game Revenue within the settlement period. The settlement letter will come into effect after being confirmed and stamped by both Parties, and such effective settlement letter will serve as the basis for settlement of Party B’s Service Fee. Party A shall pay Party B’s Service Fee during the corresponding settlement period within thirty (30) working days after the settlement letter takes effect.

3.	Check the settlement data

If Party B has any objection to the settlement letter provided by Party A, it shall raise the objection or confirm in Written Form that the settlement letter is correct within [15] working days after receiving the settlement letter. If Party B fails to confirm the settlement letter in Written Form within the aforesaid time limit, Party B shall be deemed to agree to make settlement according to the settlement letter provided by Party A. If Party B raises a written objection to the settlement letter provided by Party A according to this Contract, Party A shall review the settlement letter with Party B within [5] working days after receiving the written objection from Party B. If the data of both Parties are consistent after the review, Party A and Party B shall make settlement according to the reviewed data; if the data of both parties are inconsistent after the review, then:

(1)   If the error ratio of the settlement data checked by both Parties is within 1% (inclusive), the data of Party A shall prevail;

(2)   If the error ratio of the settlement data checked by both Parties exceeds 1%, both Parties shall settle and pay the undisputed part first, recheck the excess part, and review other objections. If they confirm the data to be correct after review, payment shall be made at the time of settlement in the next settlement period; if both Parties still have objections after review, the objection shall be settled through consultation or handled in accordance with the dispute resolution method stipulated in this Contract.

4/20

4.	Bank account information of Party B:

Account name: Shenzhen Gaea Technology Corporation

Beneficiary’s bank: China Merchants Bank Shenzhen Yuncheng Sub-branch

Account number: 755926870710601

In the case of any change to the above bank account information of Party B, Party B shall promptly notify Party A in Written Form.

Billing information of Party A:

Name: Shanghai Jupiter Creative Design Co., Ltd

Taxpayer’s registration number:

913101063245828956

Address: Room 705, Building 22, No.785 Hutai Road, ZhabeiDistrict, Shanghai

Tel: 61853906

Beneficiary’s bank: China Merchants Bank Shanghai Daning Sub-branch

Account number: 121915209710101

5.	The charging mode, calculation basis and settlement method under this clause can be confirmed by both Parties through authorized emails.

V.	Publicity and Promotion Services

1.	All the services hereunder, including but not limited to the procurement of designated media promotion and activity resources, the signing of orders/contracts for media promotion resources, and the implementation and closing of specific advertising services, shall be confirmed in writing by Party A in advance before being effective and implemented. The information of Party A’s person for confirmation is as follows:

Name	Email	Tel

Any increase or decrease in the number of the aforesaid persons shall come into effect after written confirmation by both Parties through the email sent from the email address first written above.

2.	Marketing and promotion of the Game

1)     The pricing of the Game and related purchase contents in the Game shall be determined by Party A at its sole discretion. If Party A intends to carry out any promotion activities (including but not limited to price reduction, discount or free gift) on the localized Game for the purpose of promotion, Party B shall use its best efforts to cooperate with Party A to complete the detailed contents such as promotion plan, promotion quantity, promotion period and promotion scope before the promotion starts.

2)     Party B shall be responsible for completing the planning and implementation of the overall marketing plan of the Game in the Authorized Territory, and implementing marketing promotion activities to fully enhance the effect of the Online Operation of the Game. Party B has the right to develop, produce and use publicity and promotion materials for the operation and promotion of the Game in the Authorized Territory. Party B shall guarantee that the publicity and promotion materials and promotion methods used by Party B are in compliance with local laws and regulations and public order and good customs in the Authorized Territory. All publicity and promotion materials produced by Party B in the Authorized Territory shall be owned by Party A. Both Parties shall negotiate and confirm the specific Launch Operation time of the Game by e-mail, and Party B shall perform relevant obligations on time according to the Launch Operation time confirmed by both Parties, and support Party A to complete the On-line Operation to the best of its ability.

5/20

VI.	Operation Services

1.	Examination and approval in Authorized Territory:

1)   Party B shall be responsible for all the examination and approval, filing and other relevant procedures required for the Online Operation of the localized Game in mainland China, and bear the handling expenses (hereinafter referred to as “Examination and Approval in Mainland China”), and Party A shall actively cooperate to the extent necessary without accessing or processing Party B’s data. Specific procedures involving Party B’s data shall be handled by Party B;

2)   If, due to matters related to the Examination and Approval in Mainland China of the Game, normal operation of the localized Game is impossible in any area in the Authorized Territory or the operation suffers interference, or causes damage to the brand or interests of Party A and/or its affiliates, or causes administrative investigation, punishment, fines, etc. by any regulatory authority in the Authorized Territory, Party B shall return all the money received hereunder, and Party A shall have the right to refuse to pay any outstanding amount hereunder.

2.	Server, user system and database:

1)   Party B shall rent/set up a server for the Game, and be responsible for the management, updating and maintenance of the server hardware, server maintenance, bandwidth resources and user systems (including user login and management systems) required for the localized Game, including the collection, storage and management of Party B’s data and user real-name authentication work ;

2)   Without Party B’s consent, Party A shall not access the game server, user system or data system that are under Party B’s responsibility to view, modify or process any data related to Party B’s data, and shall not have the right to install or delete any program or software that processes Party B’s data and other operations. However, in order to realize Party A’s needs in identifying and processing specific game requests during the cooperative operation, supervising Party B’s performance of this Contract and accounting reconciliation under this Contract, Party B shall, after ensuring Party A has no needs to access any Party B’s data, take technical measures to provide Party A with the necessary information after technical processing and give Party A the necessary supervision and review authority;

3)   Party A has no right to view the monitoring data of the server, but the server model shall be determined by Party A;

4)   Party B shall never intentionally transmit files containing viruses, Trojans or other harmful programs and codes to the server, user system and database. Once such acts are found, Party A shall have the right to unilaterally and immediately rescind this Contract, and Party B shall compensate for the losses caused to Party A;

5)   Party B shall use its best efforts to ensure the security of the server, user system, database and the localized Game and protect the Game from hackers. Party B shall cooperate with Party A’s requirements to assign qualified personnel to monitor hacking and make a quick response, and deploy such hacking prevention or related monitoring schemes in a timely manner for the length of time requested by Party A or as agreed by Party A. When Party A discovers any hacking behavior requiring urgent action, it shall inform Party B of the matter as soon as possible, and both Parties shall use their best efforts to find and implement solutions.

6/20

3.	Customer service: After the Launch Operation of the localized Game, Party B shall provide customer service for the Game to users in the Authorized Territory (including but not limited to the customer service related to game account, game recharge, game support and game consultation).

4.	User opinion management: After the Online Operation of the localized Game, Party B shall be jointly responsible with Party A for monitoring and managing the content of public opinion such as user socialization and speech in the Game, and cooperate in handling the content or data of public opinion related to users’ personal information.

5.	Technical support:

1) Party B shall use its best efforts to provide Party A with relevant technical support (including but not limited to server maintenance, BUG fixing, system optimization, version Update, localization adjustment, etc.) required for normal operation, Update, maintenance and localization adjustment of the Game after it is put into Launch Operation.

2) Party B shall use its best efforts to prevent the servers and technical equipment of the Game and user service systems from being attacked by Tag-on Service. Once an attack by Tag-on Service is found, Party A shall immediately notify Party B (the notification methods include but not limited to via mobile phone, WeChat and e-mail), and describe in detail the nature of such acts and relevant information. After receiving such notice, Party B shall give a timely reply and provide solutions within the time limit required by Party A, and shall ensure that such solutions include all necessary detailed information to solve problems of Tag-on Services. Party B shall solve such problems as soon as possible within its capacity (if requested by Party A, it shall cooperate with Party A).

3) If Party A discovers Major BUG, it shall immediately notify Party B (including but not limited to via mobile phone, WeChat and e-mail), and describe in detail the nature of these problems and relevant information. Then, after receiving the notice, Party B shall confirm and give a reply, and provide solutions within the time limit required by Party A, and ensure that such solutions include all necessary detailed information and explanation of solutions required to solve the “Major BUG”. If Party A requests Party B to lend technical personnel for support, Party B shall make arrangements for dispatching personnel to provide such support within one (1) working day after receiving such request. Such request shall only be made when the problem cannot be solved by written or other remote support methods.

7/20

VII. Rights and Obligations of Parties

(i)	Rights and obligations of Party A

1.	Party A warrants that it has obtained legal qualification and certification to engage in the cooperation under this Contract, and its activities hereunder shall conform to the scope of its business license. Party A warrants that it has ownership or legal authorization of the products it entrusts to Party B for promotion, and that it has the legal rights required for the performance of this Contract over the product, including but not limited to intellectual property rights and qualifications such as ownership, authorization, software copyright, filing with the Ministry of Culture, and version number approval documents.

2.	Party A has the right to make comments on the whole marketing scheme designed by Party B and request Party B to make adjustments. During the promotion process, Party A shall provide timely feedback and confirmation on the promotion effect and promotion plan of Party B.

3.	Party A warrants that the contents and information of the products and related materials it provides to Party B (including but not limited to information on Party A’s service and product) are true, legal and healthy, and do not involve any content that violates national laws and regulations, public order and good customs, including but not limited to contents:

(1)	Endangering national security, revealing state secrets, subverting state power, undermining national unity, and damaging national honor and interests;

(2)	Inciting ethnic hatred or discrimination and undermining ethnic unity;

(3)	Undermining the national religious policy and propagating cults and feudal superstitions;

(4)	Spreading rumors, disrupting social order and undermining social stability;

(5)	Spreading obscenity, pornography, gambling, violence, murder, terrorism or abetting crime;

(6)	Insulting or slandering others and infringing upon others’ legitimate rights and interests (including but not limited to intellectual property rights);

(7)	Containing viruses or other malicious payment deduction codes within Web pages or software contents.

8/20

4.	Party A has the right to inspect and accept the services provided by Party B hereunder, and Party B shall regularly send staged implementation reports to Party A by authorized email at the time agreed by both Parties (if personal information of users is involved, it should be anonymized), and send the project summary report without Party B’s data to Party A by authorized email within seven (7) days after the completion of each service project (if personal information of users is involved, it should be anonymized). If the service provided by Party B does not meet the requirements of Party A, Party A shall have the right to require Party B to make correction or remedies within the time limit specified by Party A. Where serious adverse consequences have been caused for reasons attributable to Party B, Party A shall have the right to unilaterally terminate this Contract without bearing any liability for breach of contract, and reserves the right to claim compensation from Party B. Provided that Party B takes measures to ensure that Party A does not have access to any Party B’ data, Party B shall use its best effort to cooperate with Party A to verify the authenticity of media data and ensure that the services provided to Party A are legitimate, proper and effective. Party B shall not commit the following data fraud:

(1)	Compulsive acts: forcing users to click, download, install, register the Game or endlessly popping up windows of search result;

(2)	Program control: simulating user’s clicking, downloading, installing and registering through programs or scripts, automatically clicking, downloading, installing, registering and retrieving tools, and third-party clicking, downloading, installing, registering or retrieving (such as paid clicking, automatic browsing, clicking machine, proxy server IP clicking, fake IP clicking, mutual clicking and automatic refreshing);

(3)	Simulating users through third-party studios;

(4)	Without prior written notice to Party A, use incentive traffic as non-incentive traffic, and incentive traffic includes but is not limited to WeChat offer wall and traditional offer wall APP, etc.

(5)	Any other behavior of fictitious access, click, sales, traffic, exposure, browsing, downloading, activation, registration, payment, etc. by any false, forged or any other improper means; or hijacking sales volume, hijacking traffic, hijacking websites, brushing traffic, and stringing package (Party B advertise in other media instead of the agreed media and counts it in the advertising data); or misleading and forcing users to click, download, install, register the Game or endlessly popping up windows of search result; or improving data through virus programs, malicious plug-ins, forced home page, forced hijacking of address bar, search engine cheating and other unconventional means; or artificially and unnaturally improving the promotion effect by instigating, guiding and instructing specified or unspecified person.

9/20

(ii)	Rights and obligations of Party B

1.	Party B shall complete the publicity, promotion and operation services on time and in good quality as required by Party A.

2.	Party B has the right to monitor the content of Party A’s information. If the information contains the content specified in Subparagraph 3 of Paragraph (i) of Article V hereof, Party B has the right to notify Party A to modify the relevant content.

3.	Party B warrants that when signing a contract with a third party, it shall make sure the obligations and responsibilities assumed by Party B in Article VI and Article VII hereof are equally applicable to the third party, and Party B shall bear joint and several liabilities to Party A for the violation of the aforesaid obligations and responsibilities by the third party, and compensate for all losses suffered by Party A as a result thereof.

4.	Party B warrants that it has the right to engage in the publicity and promotion services hereunder and has relevant qualifications, and that its provision of service is legitimate, and that Party B will always maintain the reputation and image of Party A’s enterprise and products during the cooperation period, and shall not commit any acts that violate any applicable laws and regulations or infringe upon the legitimate rights and interests of Party A and any other third party; otherwise, any penalties, controversies and disputes arising therefrom shall be handled and borne by Party B, and Party B shall pay liquidated damages to Party A at 20% of the total expenses incurred in this Contract. If the liquidated damages are insufficient to compensate for the losses of Party A, Party B shall continue to make compensation, and Party A has the right to rescind this Contract immediately.

10/20

VIII. User Personal Information

1.	In the course of promotion and joint operation of game cooperation under this Contract, if it is necessary to collect, store, use, process, transmit, provide, disclose, delete (collectively referred to as “Processing”) any of Party B’s data or data containing Party B’s data (including but not limited to authenticating users, maintaining user database, providing customer services and other related activities) by Party B itself or by other entities recommended by Party B after consultation with Party A and confirmation of acceptance by users (hereinafter collectively referred to as “Personal Information Processing Entity”), and the Personal Information Processing Entity shall bear corresponding obligations and responsibilities, including but not limited to, undertaking to protect the user’s rights with respect to his/her personal information, including the right to consent, right to know and right to delete, , conducting network system security level assessment and testing, accepting compliance review/safety assessment by competent authorities, and the corresponding obligations and responsibilities in accordance with the current and subsequent applicable laws and regulations. Party B shall cause the personal information processing partner to establish, maintain and operate a suitable user information protection system in accordance with applicable laws and regulations, use user data only to the extent necessary for the performance of this Contract, and shall not disclose, provide or divulge it to third parties except as provided for by laws and regulations (if the Personal Information Processing Entity must disclose it in accordance with laws and regulations, it shall immediately notify Party A). Party B shall cause the Personal Information Processing Entity to disclose user data to its employees only to the minimum extent necessary for the performance of this Contract, and when doing so, shall subject the relevant employees to the same obligations as the obligations under this Article. If other entities recommended by Party B act as Personal Information Processing Entity, Party B itself shall not retain any right to access, obtain or process users’ personal information, and Party B shall ensure that such Personal Information Processing Entity has the qualification requirements set forth in applicable laws and regulations and are uniformly responsible for the processing of Party B’s data originally under Party B’s responsibility in accordance with the requirements of this Article VIII and applicable laws and regulations and bear corresponding obligations and responsibilities to users, as if it were also bound by this Article VIII. Without consultation with Party A and confirmation of acceptance by the user, the subject recommended by Party B as the Personal Information Processing Entity shall not be entitled to sub-delegate all or part of the personal information processing affairs and responsibilities of the user to a third party, and if the breach of the provisions of this Article VIII or applicable laws and regulations on personal information protection by such entity causes Party A to suffer losses, be punished or Party A’s users to claim compensation from Party A, Party B shall be jointly and severally liable with such Personal Information Processing Entity for damages of breach of contract.

2.	During the operation of the games under this Contract in the operation area, the reports related to the operation of the games submitted by Party B to Party A shall not contain any data of Party B without special request from Party A. Party A shall not have the right to request Party B and/or the Personal Information Processing Entity (applicable to the case where the recommended subject of Party B acts as the Personal Information Processing Entity, the same below) to provide data containing data of Party B, and Party B and/or the Personal Information Processing Entity shall not be obliged to provide Party A with the backstage authority to view or participate in the processing of the data containing Party B’s data, but Party A shall have the right to monitor and review the implementation of this Contract by Party B and/or the Personal Information Processing Entity without access to Party B’s data. After the end of the operation period under this Contract or the termination of this Contract for any reasons, Party A has the right to request Party B and/or the Personal Information Processing Entity to transfer all the game user data and all the rights of the user database in their possession to a third party determined by Party A. After the completion of the transfer, Party B and/or the Personal Information Processing Entity shall not retain any game user data and user database authority (including any form of copies, backups and derivative data based on such data), and until the party confirmed by Party A takes over the data processing obligations under this Contract in full and the user confirms to accept the arrangement of the change of data processing subject, Party B and/or the Personal Information Processing Entity shall continue to perform the data processing obligations as stipulated in this Contract.

11/20

3.	For the avoidance of doubt, the above user personal information refers to all kinds of information recorded electronically or otherwise in relation to identified or identifiable natural persons, linked or associated with the identity of a specific natural person, which can be used to identify the identity of a specific natural person or specific attributes of a specific natural person directly or by means of data processing, but does not include other game data and operation data that do not involve the aforementioned personal information; if the definition of personal information is otherwise provided by laws and regulations, the provisions of the applicable laws and regulations shall prevail.

IX.	Intellectual Property Rights

1.	Party A and Party B shall fully respect and protect the intellectual property rights of the other Party involved in this cooperation, and warrants that the intellectual property rights of the third party involved will be fully respected and protected during the performance of this Contract. Both Parties warrant that the relevant contents and products provided by them for this cooperation are free from defects in intellectual property rights; otherwise, Party A and Party B shall bear their own responsibilities and losses for the consequences arising from the contents and products provided.

2.	The ownership and intellectual property rights of all the data and materials provided by Party A to Party B based on this Contract belong to Party A without any form of right transfer or sharing, and Party B shall not modify the aforesaid data and materials without authorization.

3.	Intellectual property rights of all service results and work results (including but not limited to plans, ideas, schemes, texts, pictures, reports and other contents provided by Party B and its employees to Party A hereunder) produced by Party B in performing this Contract shall be owned by Party A. If any delivered or undelivered service results and work results contain intellectual property rights owned by a third party (including but not limited to art materials, various effect designs, software and process technology used) or involve other legal rights of a third party, Party B warrants that it has obtained the legal authorization by the relevant right holder and can deliver works involving intellectual property rights or other legal rights of a third party to Party A as stipulated in this Contract, so as to ensure that Party A has the right to fully enjoy the intellectual property rights of the service results and work results and can use them freely according to this Contract.

4.	Without Party A’s prior written consent, Party B can only use any contents, results or products over which Party A owns intellectual property rights in accordance with this Contract and for the purposes agreed by both Parties in writing, and Party B shall not use them for any other purposes other than the performance of this Contract, nor disclose, and provide them to any third party or permit any third party to use them in any way.

5.	If Party B breaches the aforesaid provisions, Party B shall pay Party A 20% of the total expenses incurred under this Contract as liquidated damages. If the liquidated damages are insufficient to compensate for Party A’s losses, Party B shall continue to make compensation and Party A has the right to rescind this Contract immediately.

12/20

X.	Confidentiality

1.	The Confidential Information herein refers to any information of either Party or its affiliates (the “Disclosing Party”) that has not been disclosed and that the other Party (the “Receiving Party”) has acquired through signing and performing this Contract, including but not limited to: any content of the terms of this Contract, the signing and performance of this Contract, business planning and plan, production and operation performance and financial data, existing and anticipated customer and supplier information, financial information, HR data, business operation documents, technical know-how and creativity, design, handling process, image and video data, technology and integration scheme, implementation plan, consultation report, computer program (including source program and object code), and other similar information. This Confidential Information is not subject to the prior statement or express indication of the Disclosing Party.

2.	Both Party A and Party B have the obligation to keep confidential the above Confidential Information. Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose or reveal any Confidential Information of the Disclosing Party to any third party or use any Confidential Information of the Disclosing Party for any other purpose unrelated to this Contract, and shall not make any suggestions to any third party outside this Contract on any issues based on the Confidential Information of the Disclosing Party.

3.	The Receiving Party hereby warrants that it and all its employees shall keep confidential the Confidential Information of the Disclosing Party they obtain during the performance of this Contract, and shall not provide, disclose or reveal such information or materials to any third party without the prior written consent of the Disclosing Party.

4.	If either Party breaches the confidentiality obligation, it shall compensate the other Party for all losses caused thereby and bear corresponding legal liabilities.

5.	If this Contract is terminated or no longer performed for any reason, Party A and Party B shall still abide by the above confidentiality obligations. The confidentiality period begins when the Disclosing Party discloses the Confidential Information for the first time and ends when the Confidential Information is made public according to law.

XI.	Warranties and Commitments

1.	Both Parties state, represent and warrant to each other as follows:

(1)	It is a company legally established and it is effectively existing.

13/20

(2)	It is qualified to engage in the transactions under this Contract, and such transactions are in accordance with its business scope.

(3)	It has full authority to enter into this Contract; and its authorized representative has been fully authorized to sign this Contract on its behalf.

(4)	It has the capacity to fulfill its obligations hereunder; and the performance of such obligations does not violate the restrictions of any binding legal documents.

(5)	It is not the subject of liquidation, dissolution or bankruptcy proceedings.

2.	Party B warrants that Party B and its staff have other relevant qualifications as required by law or by Party A. .

XII.	Legal Restrictions

1.	Neither Party A nor Party B shall require the other Party to engage in acts prohibited by the Advertising Law of the People’s Republic of China or other laws, nor shall they require the other Party not to engage in acts required by laws.

2.	Party B may subcontract the services to be performed hereunder to a third party with the prior written consent of Party A. Notwithstanding the provisions of this clause, Party B’s use of a subcontractor does not exempt Party B from its obligations hereunder. Party B shall bear joint and several liabilities for the subcontractor’s actions, and the obligations and responsibilities assumed by Party B hereunder shall also apply to the subcontractor.

3.	If Party A’s advertisements fail to be promoted according to the time limit, location and quantity agreed in the project implementation plan due to media reasons (wrongly issued or omitted advertisements (subject to relevant media regulations)), Party B shall compensate Party A after obtaining relevant compensation from the media according to the requirements of the relevant media. Party B shall be responsible for negotiating with the media on the specific promotion time, page and location, and then conduct promotion only after Party A’s confirmation in writing.

XIII.	Liability for Breach of Contract

1.	If either Party A or Party B defaults (hereinafter referred to as the “Defaulting Party”), the other Party (hereinafter referred to as the “Non-Defaulting Party”) shall have the right to send a written correction notice (hereinafter referred to as the “Notice of Default”) to the Defaulting Party from the date of knowing the default situation, requiring the Defaulting Party to take remedial measures within ten (10) working days (hereinafter referred to as the “Default Correction Period”), and the Notice of Default shall specify the default situation and the required remedy scheme for the default. If the Defaulting Party refuses to rectify such breach or fails to rectify such breach within the Default Correction Period, the Non-Defaulting Party shall have the right to rescind this Contract immediately and hold the Defaulting Party liable as stipulated in this Contract.

14/20

2.	The liability that the Defaulting Party shall bear to the Non-Defaulting Party for breach of this Contract includes but is not limited to liquidated damages, compensation and reasonable expenses such as medical expenses, transportation expenses, legal costs, notarial fees, preservation fees, appraisal fees, attorney fees and travel expenses, as well as all liquidated damages and compensation that the Non-Defaulting Party bears to the third party due to breach of this Contract by the Defaulting Party, including but not limited to the aforesaid expenses.

3.	Party A has the right to monitor and evaluate Party B’s service status, quality and effect of the advertising at any time. If the service quality or advertising effect does not meet Party A’s requirements, Party B shall timely adjust the method and media for advertising after Party A points out the problem. If it still does not meet the requirements of Party A after adjustment, Party A shall have the right to request Party B to immediately stop all advertising on the media and settlement, until Party B’s adjustment meets the requirements of Party A; Party A also has the right to directly rescind this Contract and terminate the cooperation with Party B.

4.	Party B shall faithfully perform all obligations stipulated in this Contract, and shall not commit any data fraud. If Party A thinks that Party B commits data fraud, Party B shall unconditionally cooperate with Party A to take measures applicable under this cooperation mode for data re-examination, including but not limited to providing Party A with the names of all cooperative media, advertising forms, advertisement screenshots at the media end, screenshots or screen recording of media background data, and providing original data forms at the media end (clicked IP, IDFA and exposure), actively cooperate with Party A’s request for opening background data permissions to cooperative media, assist Party A in obtaining background data permissions of cooperative media, provide Party A with relevant cooperation contracts between Party B and cooperative media, and provide Party A with settlement vouchers between Party B and cooperative media. If Party B refuses to cooperate with Party A in data re-examination, Party B shall be deemed to have committed data fraud. If Party B has committed or is deemed to have committed data fraud, Party A shall have the right to immediately rescind this Contract and require Party B to refund the settlement fees corresponding to the false data, and will not pay all unpaid fees. Party B shall pay liquidated damages to Party A at one time of the total fees involved in data fraud under this Contract. If the liquidated damages are insufficient to compensate for the losses of Party A, Party B shall continue to make compensation.

15/20

XIV.	Anti-Commercial Bribery

1.	Party B represents and warrants that all its activities in its existence and operation, as well as actions taken to perform this Contract or any other actions related to Party A are in compliance with this Contract and the compliance requirements of anti-fraud and anti-corruption.

(1)	“Anti-fraud” means opposing the following acts: fraud, illegal connected transactions, infringement of intellectual property rights and/or trade secrets, and other acts violateing laws, regulations or business ethics and damages the legitimate rights and interests of Party A and its affiliates.

(2)	“Anti-corruption” means opposing the following acts: providing, paying, promising, authorizing payment of or accepting any bribes, kickbacks, other illegal paymentsor improper advantages or benefits directly or indirectly through agencies, contractors or other third parties, and other acts violating relevant anti-corruption or anti-commercial bribery laws and regulations.

2.	Party B’s violation of the compliance commitments mentioned in the preceding paragraph constitutes a fundamental breach of contract which leads to the failure to achieve the purpose of this Contract. In the event of such violation, Party A has the right to notify Party B in Written Form to terminate the Contract immediately and require Party B to pay liquidated damages, the amount of which shall be the higher of the following two: i) 30% of the total amount executed under this Contract ; ii) RMB500,000 (RMB FIVE HUNDRED THOUSAND). If such liquidated damages are not enough to make up for the losses caused to the Non-Defaulting Party, the Defaulting Party shall continue to make compensation. The losses referred to in this clause include, but are not limited to, direct losses, indirect losses, loss of expected benefits and reasonable expenses incurred as a result (including but not limited to investigation fees, attorney fees, notarial fees, legal costs and travel expenses).

16/20

XV.	Force Majeure

1.	Force Majeure refers to the objective circumstances that Party A and Party B cannot foresee, avoid and overcome, including but not limited to (1) natural disasters such as flood, hail, tsunami, typhoon, drought and fire; (2) government acts such as policies, laws and regulations promulgated by government authorities; (3) social anomalies such as riots, wars and strikes, but excluding internal labor disputes of both Parties.

2.	If the Contract cannot be performed or cannot be fully performed due to Force Majeure, the Party suffering from the Force Majeure event shall not be liable for breach of contract, but shall notify the other Party in writing within two (2) working days, and shall submit the details of the Force Majeure and valid certification documents within fifteen (15) working days. The two Parties shall decide to continue to perform or terminate this Contract through consultation according to the impact of the event on the performance of this Contract by the Parties.

XVI.	Termination of Contract

1.	The Contract is terminated under any of the following circumstances:

(1)	The term of this Contract expires;

(2)	Both Parties reach a mutual agreement on the termination of this Contract;

(3)	Either Party is involved in legal disputes that affects the performance of this Contract and the other Party proposes to terminate this Contract;

(4)	Either Party goes bankrupt, becomes the object of dissolution or liquidation procedures, suspends business or goes out of business, and the other Party proposes to terminate this Contract;

(5)	Where the Contract can be rescinded or terminated as stipulated in other clauses of the Contract, Party A has the right to unilaterally terminate the Contract and/or stop the specific publicity and promotion services under the Contract by giving written notice to Party B two (2) days in advance according to its own arrangement and release status of the advertisement. After the Contract is terminated or the project is stopped, both Parties shall settle accounts according to the facts. Unless otherwise stipulated in this Contract, Party B shall not terminate this Contract and/or stop the project in advance without Party A’s prior written consent, otherwise Party A has the right to refuse to pay all unpaid expenses, and Party B shall return all expenses paid by Party A but have not been spent, and pay liquidated damages to Party A at 20% of the total expenses incurred under this Contract. If the liquidated damages are not enough to compensate for Party A’s losses, Party B shall continue to make compensation.

2.	Regardless of the reasons for the termination or expiration of this Contract, both Parties shall settle the account according to the actual service items received by Party A. Party B shall complete reconciliation with Party A and pay the expenses within ten (10) working days after the termination or expiration of this Contract.

17/20

XVII.	Service of Notice

1.	Any notice, written letter and communication opinions on the implementation details during the performance of the Contract by both Parties (hereinafter referred to as the “Notice”) must be written in Chinese and sent by personal delivery (including express mail), registered letter or e-mail. Unless the changing party notifies the change in Written Form in advance, all Notices shall be sent to the address and contact person first written above.

2.	If one Party sends the information required to be notified to the other Party in the following way, it shall be deemed to have fulfilled the corresponding notification obligation:

(1)	If the Notice is delivered by personal delivery (including express mail), it shall be deemed as served when the recipient of the Notice signs for receipt of it (if the recipient refuses the receipt, the service effect will not be affected);

(2)	If the Notice is sent by registered mail, the 7th natural day after posting shall be regarded as the service date;

(3)	If the Notice is sent by e-mail, it will be deemed as served when the system sending the e-mail shows that it has been successfully sent.

3.	During the performance of this Contract, if either Party changes the contact information first written above, it must notify the other Party in Written Form within three (3) working days after the change. If the other Party is not notified in time after the change of contact information and if the other Party sends the Notice to the contact information first written above, it shall be deemed that the other Party has delivered the Notice to the Party who has changed the contact information, and the changing Party shall bear any adverse consequences arising therefrom.

XVIII.	Dispute Resolution and Applicable Law

1.	This Contract shall be governed by and interpreted in accordance with the laws of the mainland of the People’s Republic of China.

2.	Disputes arising from or in connection with this Contract shall be settled by both Parties through friendly consultation; If consultation fails, either Party has the right to bring a lawsuit to the people’s court with jurisdiction in the place where the Contract is signed.

18/20

XIX.	Miscellaneous

1.	Without Party A’s written consent, Party B shall not transfer any rights or obligations hereunder to a third party.

2.	For any matters not covered in this Contract or any modification, change or supplement to this Contract, both Parties shall sign a supplementary contract in writing after reaching mutual agreement through consultation. The supplementary contract has the same legal effect as this Contract; in case of any conflict between the supplementary contract and this Contract, the supplementary contract shall prevail.

3.	The authorized email hereunder is an integral part of this Contract and has the same legal effect as this Contract. In the case of any conflict between the content of the authorized email and the content of this Contract, the content confirmed and agreed by both Parties in the authorized email shall prevail.

4.	This Contract shall be executed in four counterparts, with Party A and Party B holding two counterparts respectively, all of which shall have the same legal effect.

5.	This Contract shall come into effect after being stamped by both Parties.

(The remainder of this page is intentionally left blank)

19/20

Party A: Shanghai Jupiter Creative Design Co., Ltd.	Party B: Shenzhen Gaea Technology Corporation

(Seal)	(Seal)

Date: January 1, 2020	Date: January 1, 2020

20/20

Supplemental Agreement

To

Contract on Publicity, Promotion and Operation Services

This Supplemental Agreement to Contract on Publicity, Promotion and Operation Services (hereinafter referred to as this “Supplemental Agreement”) is executed on July 1, 2021 in Chaoyang District, Beijing by:

Party A: Shanghai Jupiter Creative Design Co., Ltd.

Unified Social Credit Code: 913101063245828956

Address: Room 705, Building 22, No. 785 Hutai Road, Jing’an District, Shanghai

Legal Representative: Qu Xiaodan

Party B: Shenzhen Gaea Technology Corporation

Unified Social Credit Code: 914403003496075504

Address: 14087, 14/F, Main Tower of Ocean Shipping Center, No. 59 Linhai Avenue, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen

Legal Representative: Wang Yanzhi

In this Supplemental Agreement, Party A and Party B shall be individually referred to as “Party” and collectively as “Parties”.

Whereas:

1. Party A and Party B entered into the Contract on Publicity, Promotion and Operation Services on January 1, 2020 (the “Original Contract”), under which Party B agreed to provide Party A with the promotion and operation services for the distribution and operation of the mobile game “Aotu World” in mainland China.

2. The Parties intend to further supplement and adjust the content of the Original Contract.

After friendly consultation, the Parties agree as follows:

1.            Interpretation

1.1 Unless otherwise defined, words used but not defined in this Supplemental Agreement shall have the same meaning as those defined in the Original Contract.

1.2 The section headings in this Supplemental Agreement are intended for convenience only and shall not affect the understanding of any provision of this Supplemental Agreement.

2.            Modification of Rights and Obligations

2.1 The Parties agree to amend and replace the terms of Article 4 “Payment of Fees” under the Original Contract in its entirety with the following terms, which shall take effect from January 1, 2021:

“

IV. Payment

1. The Parties agree that for all the services provided by Party B to Party A under this Contract, Party A shall pay Party B a fixed monthly operation service fee of RMB [220,000] (“Party B’s Service Fee”; tax included, tax rate: [6] %).

2. Settlement period and payment method for Party B’s Service Fee: During the cooperation period, both Parties shall conduct settlement of Party B’s Service Fee from time to time. After Party B makes settlement requirements in Written Form, Party A shall provide Party B with a settlement letter containing the settlement data and amount of the corresponding settlement period within fifteen (15) working days. The settlement letter shall come into effect after being confirmed and stamped by both Parties, and such effective settlement letter will serve as the basis for settlement of Party B’s Service Fee. Party A shall pay Party B the service fee for the corresponding settlement period within thirty (30) working days after the settlement letter takes effect.

3. Reconciliation of Settlement Data. If Party B has any objection to the settlement letter provided by Party A, it shall submit such objection in Written Form within [15] working days after receiving the settlement letter; if Party B does not confirm the settlement letter in Written Form within the aforesaid time limit, it shall be deemed that Party B agrees to settle in accordance with the settlement letter provided by Party A. If Party B raises objection to the settlement letter provided by Party A in Written Form in accordance with this Contract, Party A shall review with Party B within [5] working days from the receipt of Party B’s written objection. If the data of both Parties are consistent after the review, then Party A and Party B shall settle in accordance with the reviewed data; if the data of both Parties are inconsistent after the review, then: (1) if the error ratio of the settlement data is within 1% (including 1%) after the review by both parties, Party A’s data shall prevail; (2) if the error ratio of the settlement data is more than 1% after the review by both Parties, then Parties shall settle and pay for the undisputed part first. The excess part shall be re-checked by both Parties, and the other disputed part shall be verified again by both Parties. If the data is verified and confirmed to be correct, it shall be paid together with the settlement in the next settlement period; if the Parties still have disagreement after verification, the objection shall be settled through consultation or handled in accordance with the dispute resolution method stipulated in this Contract.

4. Bank Account Information of Party B:

Account name: Shenzhen Gaea Technology Corporation

Beneficiary’s bank: China Merchants Bank Shenzhen Yuncheng Sub-branch

Account number: 755926870710601

In the case of any change to the above bank account information of Party B, Party B shall promptly notify Party A in Written Form.

Billing information of Party A:

Name: Shanghai Jupiter Creative Design Co., Ltd

Taxpayer’s registration number: 913101063245828956

Address: Room 705, Building 22, No.785 Hutai Road, Jing’an District, Shanghai

Tel: 61853906

Beneficiary’s bank: China Merchants Bank Shanghai Daning Sub-branch

Account number: 121915209710101

”

2.2 The Parties further agree and acknowledge that any unsettled amount of Party B’s Service Fee for the period from January 1, 2021 to the date of this Supplemental Agreement shall be settled and paid in accordance with the revised Section 2.1 above, i.e. settlement and payment based on a fixed monthly operating service fee of RMB 220,000.

3.            Others

3.1 This Supplemental Agreement is an integral part of the Original Contract; in the event of any inconsistency between this Supplemental Agreement and the Original Contract, this Supplemental Agreement shall prevail, and the relevant provisions of the Original Contract shall be deemed to be interpreted in such a manner as to give full effect to the relevant provisions of this Supplemental Agreement from the date of execution of the Original Contract; For anything not agreed upon in this Supplemental Agreement, the Original Contract shall prevail. Party B, on behalf of itself and its successors, administrators, assignees, agents, representatives, affiliates, parent companies and affiliated companies (collectively, the “Affiliates”), hereby fully releases and waives any breach by Party A and any of its Affiliates of any provision of the Original Contract that is amended or replaced by this Supplemental Agreement that may have existed prior to the execution of this Supplemental Agreement, and in no event shall any claim be brought against Party A and its Affiliates based on the relevant provisions of the Original Contract that are amended or replaced by this Supplemental Agreement.

3.2 This Supplemental Agreement shall be executed in four (4) counterparts, with two (2) counterparts for each party, and each of which shall have the same legal effect.

3.3 This Supplemental Agreement shall become effective on the date indicated at the beginning of the document after it has been executed by both Parties.

[The remainder of this page is intentionally left blank]

[This page is the signature page of the Supplemental Agreement to Contract on Publicity, Promotion and Operation Services]

IN WITNESS WHEREOF, each party to this Supplemental Agreement has caused this Supplemental Agreement to be executed by its duly authorized representative on the date set forth at the beginning hereof.

Shanghai Jupiter Creative Design Co., Ltd. (Seal)

Shenzhen Gaea Technology Corporation (Seal)